EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF ZALE CORPORATION

     Zale Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (this “Amendment”), deeming this Amendment advisable and directing that this Amendment be considered by the stockholders of the Corporation.

SECOND: That notice of this Amendment was duly given in accordance with Section 222 of the DGCL to the stockholders of the Corporation.

THIRD: That this Amendment was approved by the stockholders of the Corporation pursuant to Section 242 of the DGCL.

FOURTH: That the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

     The text of what was formerly paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, shall be amended to read as follows:

“FOURTH (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of:

(i)	5,000,000 shares of Preferred Stock, par value $.01 per share of the Corporation (the “Preferred Stock”), and

(ii)	150,000,000 shares of Common Stock, par value $.01 per share of the Corporation (the “Common Stock”).”

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its President and Chief Executive Officer and attested by its Vice President, General Counsel and Secretary this 12th day of November, 2004.

ATTEST:		ZALE CORPORATION

By:	/s/ Hilary Molay	By:	/s/ Mary L. Forté

	Hilary Molay		Mary L. Forté
	Vice President, General Counsel and Secretary		President and Chief Executive Officer, Director

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